EXHIBIT 99.1
ENERGYSOUTH, INC.
P. O. Box 2607
Mobile, AL 36652

Date: July 29, 2005	Contact: Charles P. Huffman

Release: Immediately	Phone: 251-476-2720
EnergySouth, Inc. reports fiscal 2005 third quarter earnings and announces declaration of dividend
The Board of Directors of EnergySouth, Inc., at a meeting held July 29, 2005, declared a quarterly dividend on the outstanding Common Stock of $0.215 per share, to be paid October 1, 2005 to holders of record as of September 15, 2005.
Net income for EnergySouth, Inc. for the quarter ended June 30, 2005 was $1,457,000, or $0.18 per diluted share, as compared to net income for the quarter ended June 30, 2004 of $1,298,000, or $0.16 per diluted share. Net income for the nine month periods ended June 30, 2005 and 2004 was $12,568,000, or $1.58 per diluted share, and $11,739,000, or $1.50 per diluted share, respectively.
Earnings for the third quarter of fiscal 2005 were $0.02 per diluted share above the same period last year, resulting in an increase in earnings for the first nine months of fiscal 2005 of $0.08 per diluted share. The increase in earnings realized during the three and nine months ended June 30, 2005 resulted primarily from improved results from the storage operations of the Bay Gas Storage Company subsidiary.
Bay Gas’ earnings increased by $0.01 and $0.06 per diluted share, respectively, for the three and nine months ended June 30, 2005. The 8% increase in earnings realized during the three months ended June 30, 2005 was due primarily to additional revenues derived from a new long term storage agreement entered into during fiscal 2005. A 16% increase in earnings was realized during the nine months ended June 30, 2005 due to additional revenues associated with leasing available storage capacity to customers under short-term storage agreements and additional revenues associated with the new long term storage agreement. Increased revenues in each period were slightly offset by increases in operating expenses.
Earnings from Mobile Gas’ distribution business increased approximately $0.01 per diluted share for each of the three and nine months ended June 30, 2005 when compared to the same prior-year periods due primarily to increased margins (defined as revenue less cost of gas and related gross receipts taxes) realized from increased volumes of natural gas sold to large industrial customers.
Earnings from other business operations were flat for the three-month period ended June 30, 2005 and increased $0.01 per diluted share for the nine-month period ended June 30, 2005, as compared to the same prior-year periods. The increase in the nine-month period was due primarily to an increase in interest income.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas, a regulated public utility, purchases, sells, and transports natural gas to residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services is the general partner of Southern Gas Transmission Company which is engaged in the intrastate transportation of natural gas.
ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Three months ended June 30,	2005	2004
Operating Revenues	$22,350	$20,996
Operating Expenses	$18,157	$16,793
Net Income	$1,457	$1,298

Basic Earnings Per Common Share	$0.19	$0.17

Diluted Earnings Per Common Share	$0.18	$0.16

Nine months ended June 30,	2005	2004
Operating Revenues	$102,817	$96,558
Operating Expenses	$76,680	$71,169
Net Income	$12,568	$11,739

Basic Earnings Per Common Share	$1.60	$1.52

Diluted Earnings Per Common Share	$1.58	$1.50

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